Exhibit 99.1

McDermott Reports Fourth Quarter and Full Year 2018 Financial and Operational Results

Fourth quarter impacted by $2.2 billion non-cash goodwill impairment and other items

Changes in estimated costs on Cameron LNG, Freeport LNG and Calpine power projects

Year-end 2018 backlog of $10.9 billion and early Q1 2019 awards of approximately $5.5 billion

Continued end-market inflection, as demonstrated by $93.1 billion revenue opportunity pipeline

Strong liquidity position, with $1.4 billion of total cash availability at the end of 2018

Integration largely complete, with $444 million of annualized cost synergies actioned; pipe fabrication and tank sale proceeding on schedule

Company introduces robust guidance for 2019, with sharply improved key metrics and renewed focus on operational excellence

Company to Host Conference Call and Webcast Today at 7:30 a.m., Central Time

HOUSTON – February 25, 2019 – McDermott International, Inc. (NYSE: MDR) today reported revenues of $2.1 billion and net loss of $(2.8) billion, or $(15.33) per diluted share, for the fourth quarter of 2018.

“Our results for the fourth quarter of 2018 were marked by several significant non-recurring charges, including those related to goodwill and deferred tax assets,” said David Dickson, President and Chief Executive Officer. “Additionally, our operating performance was unfavorably impacted by a change in estimate on the Calpine gas turbine project, the previously announced change in estimate on the Cameron LNG project and a number of other discrete operating items as noted below. We also recorded an unfavorable change in estimate related to the claim associated with damages sustained from Hurricane Harvey on the Freeport LNG project as an adjustment to the purchase price allocation for the combination with CB&I.”

“Although the headline numbers distract from the Company’s underlying fundamental strength, McDermott is continuing to progress toward the realization of its full potential as a premier, fully integrated provider of technology, engineering and construction solutions,” said Dickson.

“Having closed the book on 2018, we have many reasons for optimism about the Company’s future. In particular, we are pleased today to introduce robust earnings guidance for 2019, with a sharp improvement in most of our key metrics, including an expectation for 2019 EBITDA of approximately $1 billion, which is broadly consistent with the expectations outlined at the time of the Combination with CB&I. The market outlook is exceptionally robust for McDermott, and elements of our playbook are generating substantial results. Customer confidence in McDermott is as strong as it has ever been, as demonstrated by robust order intake of approximately $5.5 billion early in the first quarter of 2019 – as well as the 16% sequential-quarter increase in our revenue opportunity pipeline in the fourth quarter of 2018, to approximately $93 billion – which is a record level for us. The LNG cycle is here and continuing, our planned sale of the pipe fabrication and storage tank businesses is progressing well, and our liquidity was $1.4 billion at the end of the fourth quarter.”

McDermott’s net loss for the fourth-quarter of 2018 was primarily the result of a number of significant non-recurring charges, including:

•

A $2.2 billion goodwill impairment charge due in part to a change in the Company’s cost of capital and risk premium assumptions included in the discount rates utilized to derive the present value of our cash flows.

•

A $190 million reduction in the carrying value of the Company’s deferred tax assets, due to the impact of a full valuation allowance against all net deferred tax assets as a result of the goodwill impairment creating a three-year cumulative loss position.

•	A non-cash impairment charge of $58 million on two of the Company’s marine vessels, primarily related to lower levels of planned future utilization.

•	Annual fourth quarter, non-cash, actuarial mark-to-market adjustment of $47 million related to the Company’s pension obligations.

•	Transaction, restructuring and integration costs of $32 million.

Adjusting for these items, as shown in an accompanying table, McDermott’s net loss for the fourth quarter was $(280) million, or $(1.55) per diluted share.

The Company’s operating loss for the fourth quarter of 2018 was $(2.5) billion. The adjusted operating loss, as shown in an accompanying table, was $(241) million. The operating results include $339 million of discrete operating items, as listed below:

•

A $168 million change in estimated costs on the Company’s Cameron LNG project, as previously disclosed, due to unfavorable labor productivity, and subcontract, commissioning and construction management costs.

•	A $31 million change in estimated costs on the Company’s Calpine project.

•

$54 million of expense on the Abkatun-A2 offshore project in Mexico, caused by a schedule-driven change in the fabrication plan carrying work offshore, subsequent weather delays and lack of contractually promised accommodations for offshore crew.

•

$25 million of corporate expense reported as unallocated direct operating expense for costs incurred to make alternate arrangements for a third-party vessel charter because the previously designated vessel was withdrawn from the market.

•	$33 million of increased SG&A expense associated with information technology costs, self-insurance programs and other items.

•	$28 million of additional expense, due in part to an unplanned warranty repair, increased bid expenses and costs associated with commencement of new projects in APAC.

Separately, a $102 million change in estimate on the Freeport LNG project, due primarily to a reduction in the expected recoveries on a claim related to the impacts of Hurricane Harvey, did not impact the income statement, as the effects were reflected in purchase accounting adjustments.

For the full year 2018, the Company reported a net loss of $(2.7) billion, or $(17.94) per diluted share, due primarily to the factors that impacted fourth quarter results as described above. As detailed in an accompanying table, the adjusted net loss for 2018 was $(148) million, or $(0.99) per diluted share. Our business combination with Chicago Bridge & Iron Company N.V. (the “Combination”) was completed on May 10, 2018. Accordingly, results for the full year include legacy McDermott from January 1 through May 10, 2018 and the combined McDermott-CB&I organization for the period from May 11, 2018 through December 31, 2018.

Financial Highlights

	Three months Ended		Delta	Full Year Ended		Delta
	Dec 31, 2018	Dec 31, 2017	Qtr-on-Qtr	Dec 31, 2018	Dec 31, 2017	Year-on- Year
	($ in millions, except per share amounts)
Revenues	$2,073	$718	$1,355	$6,705	$2,985	$3,720
Operating Income (Loss)	(2,499)	45	(2,544)	(2,256)	307	(2,563)
Operating Margin	-120.5%	6.3%	-126.8%	-33.6%	10.3%	-43.9%
Net Income (Loss)	(2,775)	26	(2,801)	(2,691)	179	(2,870)
Diluted EPS[1]	(15.33)	0.27	(15.60)	(17.94)	1.88	(19.82)
Total Intangibles Amortization[2]	67	—	67	157	—	157

Adjusted Operating Income (Loss)[3]	(241)	54	(295)	152	316	(164)
Adjusted Operating Margin[3]	-11.6%	7.5%	-19.1%	2.3%	10.6%	-8.3%
Adjusted Net Income (Loss)[3,4]	(280)	30	(310)	(148)	183	(331)
Adjusted Diluted EPS[1,3,4]	(1.55)	0.32	(1.87)	(0.99)	1.92	(2.91)
Adjusted EBITDA[3]	(162)	80	(242)	424	416	8

Cash Provided by Operating Activities	(285)	—	(285)	(71)	136	(207)
Capital Expenditures	24	22	2	86	119	(33)
Free Cash Flow[3]	(309)	(22)	(287)	(157)	17	(174)

Working Capital[5]	(2,062)	344	(2,406)	(2,062)	344	(2,406)

Note: Results for the full year ended December 31, 2018 include McDermott for the full period and CB&I for the period from May 11 to December 31, 2018. 2017 figures are as originally reported by McDermott and do not reflect a presentation of combined results.

[1]

Diluted EPS and adjusted diluted EPS were calculated using weighted average diluted shares of 181 million and 95 million for the three months ended December 31, 2018 and 2017, respectively, and weighted average diluted shares of 150 million and 95 million for the full year ended December 31, 2018 and 2017, respectively.

[2]

Total intangibles amortization includes the sum of project-related intangibles amortization, other intangibles amortization and amortization of intangible assets resulting from investments in unconsolidated affiliates, all of which are associated with the intangible assets and liabilities acquired in the Combination.

[3]

Adjusted operating income (loss), adjusted operating margin, adjusted net income (loss), adjusted diluted net income (loss) per share (“adjusted diluted EPS”) and adjusted EBITDA reflect adjustments to Operating Income and Net Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”). The reconciliations of these non-GAAP measures, as well as free cash flow, to the respective most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financing Measures”.

[4]

The calculations of adjusted net income and adjusted diluted EPS reflect the tax effects of non-GAAP adjustments during each applicable period. In jurisdictions in which we currently do not pay taxes, no tax impact is applied to non-GAAP adjusting items.

[5]

Working capital is defined as current assets, less cash and cash equivalents, restricted cash, and project-related intangibles, minus current liabilities, less current maturities of long-term debt, current portion of long-term lease obligations and project-related intangible liabilities.

Update on Estimated Costs on Selected Projects

For the fourth quarter of 2018, McDermott recorded a total of $199 million of changes in estimates on the Cameron LNG and Calpine Gas Turbine Power projects. The changes directly impacted McDermott’s income statement for the fourth quarter. Expected completion dates for the projects are unchanged.

•

Cameron LNG Project – Operationally, the project continues to progress well and in line with the schedule presented in the third quarter of 2018. The gas turbine solo run was completed ahead of schedule, cold circulation of hot oil in Train 1 was completed during the fourth quarter and flare ignition testing was successfully completed on all flares. All of these events are crucial steps in the commissioning of Train 1, and we expect to achieve a major milestone with feed gas into the facility in the first quarter of 2019. As of the end of the fourth quarter of 2018, the project was 85% complete and had approximately $445 million of McDermott’s portion of expected revenues remaining until expected completion. During the quarter, the project contributed $116 million to revenues and used $39 million of cash flows from operations. Phase 1 of the Cameron LNG project is scheduled for completion in Q2 2019; Trains 2 and 3 are expected to be completed in Q4 2019 and Q1 2020, respectively. The $168 million change in estimate resulted from unfavorable labor productivity and subcontract, commissioning and construction management costs.

•

Calpine Gas Turbine Power Project – First fire was achieved in December 2018, the steam blows have been completed successfully and systems have been turned over to commissioning. During the fourth quarter of 2018, the project contributed $3 million to revenues and used $28 million of cash flows from operations. As of the end of the fourth quarter of 2018, the project was 95% complete, and substantial completion is expected in March 2019. The $31 million change in estimate resulted from increased labor construction costs associated with achieving first fire and substantial completion.

Separately, McDermott recorded a change in estimate of $102 million on the Freeport LNG project in the fourth quarter of 2018. The change in estimate related primarily to McDermott’s view of a reduction in the assumed recovery of the claim and liquidated damages estimates that were filed with the customer relating to damages sustained as a result of Hurricane Harvey. That claim was outstanding at the time of the Combination and, as a result, the reduction in the claim has been recorded under the provisions of purchase accounting as a change in intangible assets. As such, the change in estimate did not directly impact McDermott’s statements of operations. Expected completion dates for the project are unchanged.

Operationally, the project continues to perform well, with the completion of lube oil flushing of the propane compressors on Train 1 and beginning of the lube oil flushing on Train 2. As of December 31, 2018, Freeport LNG was approximately 88% complete and had approximately $411 million of McDermott’s portion of expected revenues remaining until completion. During the fourth quarter of 2018, the project contributed $175 million to revenues and used $186 million of cash flows from operations. Trains 1, 2 and 3 are expected to be completed in Q3 2019, Q1 2020 and Q2 2020, respectively.

Cash and Liquidity

McDermott’s cash from operating activities during the fourth quarter of 2018 was $(285) million, due largely to the continued funding of previously announced cost increases on the Cameron, Freeport and Calpine projects. Total cash availability was $1.4 billion at December 31, 2018, consisting of $520 million of unrestricted cash and $889 million of availability under McDermott’s revolving credit facility. McDermott had $2.0 billion of combined availability under its principal letter of credit facilities, uncommitted bilateral credit facilities and surety arrangements. McDermott’s cash and liquidity position reflects the receipt of proceeds from the fourth quarter 2018 private placement of $300 million of redeemable preferred stock and warrants to purchase common stock and reflects a $230 million increase in its primary letter-of-credit facilities. The Company was in compliance with all financial covenants under its financing arrangements as of December 31, 2018.

Pipe and Tank Sale

The sale processes for each of the pipe fabrication and tank businesses is going well and as planned. The official sale process has launched for both businesses and there has been a high level of interest for both, and the Company expects proceeds in excess of $1 billion for the two businesses. The Company expects to use a majority of the proceeds for debt reduction. The sale of the pipe fabrication business is expected to close in Q2 2019 and the sale of the tank business is expected to close in Q3 2019.

Combination Profitability Initiative (CPI)

McDermott’s integration is largely complete, with primarily IT systems updates remaining. CPI is nearing full implementation with $444 million of the targeted $475 million of annualized cost synergies actioned as of December 31, 2018. McDermott’s operating results for the three months ended December 31, 2018 include approximately $62 million of such savings. The CPI target annualized run rate is expected to be fully actioned by the end of 2019. Associated costs of $29 million were recognized in the fourth quarter of 2018 and were $134 million, cumulatively for the year ended December 31, 2018.

Reporting Segment Update

McDermott’s segment reporting is presented as: North, Central and South America, or NCSA; Europe, Africa, Russia and Caspian, or EARC; Middle East and North Africa, or MENA; Asia Pacific, or APAC; and Technology, or TECH. The Company also reports results for Corporate. Segment and Corporate results are summarized below.

Segment Financial Highlights	Three Months Ended Dec 31, 2018
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
	($ in millions)
New Orders	$404	$(34)	$118	$786	$159	$—	$1,433
Backlog[1]	5,646	1,378	1,834	1,420	632	—	10,910
Revenue	1,319	120	417	80	137	—	2,073
Book-to-Bill	0.3x	-0.3x	0.3x	9.8x	1.2x	—	0.7x
Operating Income (Loss)	(1,686)	(49)	72	(69)	(564)	(203)	(2,499)
Operating Margin	-127.8%	-40.8%	17.3%	-86.3%	-411.7%	—	-120.5%
Goodwill & Asset Impairment	1,485	40	(0)	52	591	58	2,226
Intangibles Amortization	18	5	10	—	32	—	67

Adjusted Operating Income (Loss)[2]	(201)	(10)	72	(17)	27	(112)	(241)
Adjusted Operating Margin[2]	-15.2%	-8.3%	17.3%	-21.3%	19.7%	—	-11.6%
Capex	—	—	8	4	—	12	24

Product Offering Financial Highlights	Three Months Ended Dec 31, 2018
	Offshore & Subsea	LNG	Downstream	Power	Total
	(In millions)
New Orders	$940	$(13)	$625	$(119)	$1,433
Backlog	3,353	1,184	5,208	1,165	10,910
Revenue	480	375	870	348	2,073

Note: All amounts have been rounded to the nearest million. Individual line items may not sum to totals as a result of rounding.

[1]	Our backlog is equal to our Remaining Performance Obligations (RPOs) as determined in accordance with U.S. GAAP.
[2]

Adjusted Operating Income and Margin, by segment, are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Segment Non-GAAP to GAAP Financial Measures.”

North, Central and South America (NCSA)

Revenues of $1.3 billion in NCSA were primarily driven by the Cameron LNG, Freeport LNG, LACC and Total Ethane Cracker projects. Additional contributors were the MOX project, the Entergy power projects and the Shintech petrochemical project. The operating loss of $(1.7) billion during the quarter was unfavorably impacted by the $1.5 billion impairment charge, the $199 million in change in estimates on the Cameron and Calpine projects, $54 million of expense driven by weather downtime and related issues on the Abkatun-A2 project in Mexico and the timing of revenue recognition on several other projects. Excluding the impact of goodwill impairment of $1.5 billion, adjusted operating loss for the fourth quarter of 2018 was $(201) million.

Key operational achievements in the quarter included successfully achieving first fire on the Calpine project. Freeport LNG completed lube oil flushing of the propane compressors on Train 1 and began the lube oil flushing on Train 2. The gas turbine solo run was completed ahead of schedule on the Cameron LNG project. LACC continues to work towards achieving mechanical completion. Despite weather delays, the platform float over on Abkatun-2 was successfully achieved during the quarter. Engineering, procurement and construction are ahead of plan on the Montgomery Power Station, and the St. Charles Power Station achieved systems turn over.

Europe, Africa, Russia and Caspian (EARC)

Revenues of $120 million in EARC were primarily driven by progress on the offshore Total Tyra project and continuing activities on two downstream projects in Russia. The operating loss of $(49) million was impacted by the $40 million impairment charge and the impact of fixed costs. Excluding the impact of the impairment charge of $40 million, the adjusted operating loss for the fourth quarter of 2018 was $(10) million.

The Total Tyra project continued to progress on schedule with procurement activities continuing and with material deliveries to our Batam fabrication yard supporting the commencement of fabrication during the fourth quarter. Commencement of engineering and procurement activities on the Lukoil DCU project in Russia took place in the quarter. The segment is executing multiple FEEDs that have the potential to convert to full EPC/I awards, including BP Tortue, Anadarko LNG Mozambique, Rovuma LNG Mozambique and the GALP new reformer unit.

Middle East and North Africa (MENA)

Revenues of $417 million in MENA were primarily driven by procurement, fabrication and hook-up activity on several offshore projects and engineering and procurement activities on various onshore projects. Key offshore contributors were Saudi Aramco Safaniya Phases 5 and 6, LTA II, 13 Jackets and QP Bul Hanine. Key Onshore projects were the ADNOC Crude Flexibility project, Liwa petrochemical EPC lump sum and the DUQM storage tank project. Operating income was $72 million, with an operating income margin of 17.3%, primarily driven by activities on offshore projects.

During the fourth quarter, offshore work on Safaniya Phase 5 was completed with only a few close-out items remaining. Fabrication on the Safaniya Phase 6 project is proceeding as per schedule and dredging of the necessary channel is scheduled to start in the first quarter of 2019. Fabrication on the Bul Hanine project is underway in the Batam fabrication yard and the NKOM fabrication yard in Doha and is currently proceeding as per the project plan. All 13 Jackets on the Saudi Aramco 13 Jackets project have been installed, and all related offshore work has been completed. The ADNOC Crude Flexibility project is progressing well, and engineering, procurement and manufacturing activities on the critical equipment remain on schedule. The SASREF refinery upgrade project is progressing well, reaching over 95% completion on the engineering and procurement scopes.

Asia Pacific (APAC)

Revenues of $80 million in APAC were driven by continuing activities on the Reliance KG-D6 project and activities on the JG Summit storage tank project in the Philippines. The operating loss of $(69) million was impacted by the goodwill impairment of $52 million, reduced close-out opportunities, an unplanned warranty repair, increased bid expenses and costs associated with commencement of work on new projects. Excluding the impact of the goodwill impairment, the adjusted operating loss for the fourth quarter of 2018 was $(17) million.

Key operational achievements in the quarter included the commencement of engineering on the KG-DWN 98/2 SURF project and early procurement of critical items. The DLV 2000 and support vessels were mobilized on the Reliance KG-D6 project to commence the first pipelay campaign and installation activities. The Posco Daewoo Shwe project continues to progress well and the JG Summit Storage tank project continues to achieve good progress with a strong safety record in the Philippines.

Technology (TECH)

Revenues of $137 million were primarily driven by licensing, heater and catalyst sales in the petrochemical and refining markets. The operating loss of $(564) million was due largely to the goodwill impairment of $591 million and intangibles amortization of $32 million. Excluding the impact of the goodwill impairment, adjusted operating income for the fourth quarter of 2018 was $27 million, representing an adjusted operating income margin of 19.7%. Adjusted operating income was positively impacted by strong execution progress, earned fees and process performance.

Highlights from the quarter include successful start-up of CDAlky (gasoline alkylate) projects in Korea and China and several new awards, including ethylene heaters for Irkutsk Oil and two petrochemical license contracts in China.

Corporate

Corporate expenses include various corporate and other non-operating activities. Corporate expense in the fourth quarter of 2018 was $203 million, mainly attributable to selling, general, administrative and other expenses of $47 million; impairment of two marine vessels of $58 million due to lower levels of planned future utilization; $62 million of certain unallocated operating costs, including expenses related to unplanned vessel substitution; and $32 million of costs for restructuring, integration and transaction-related costs from the Combination.

Revenue Opportunity Pipeline

McDermott’s revenue opportunity pipeline consists of Backlog, Bids & Change Orders Outstanding and Target Projects, which are those projects McDermott expects to be awarded in the market in the next five quarters. McDermott defines Backlog as Remaining Performance Obligations (RPOs) as determined in accordance with GAAP.

At the end of the fourth quarter of 2018, McDermott’s revenue opportunity pipeline was approximately $93 billion, primarily driven by NCSA and MENA with anticipated market inflection in the offshore/subsea, downstream and LNG markets.

Revenue Opportunity Pipeline	As of
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
	($ in billions)
Backlog	$10.9	$11.5	$10.2	$3.4	$3.9
Bids & Change Orders Outstanding[1]	20.3	20.7	19.0	7.5	4.4
Targets[2]	61.9	48.1	49.3	14.1	16.2

Total	93.1	80.3	78.5	25.0	24.5

Revenue Pipeline by Segment	As of Dec 31, 2018
	NCSA	EARC	MENA	APAC	TECH	Total
	($ in billions)
Backlog	$5.6	$1.4	$1.8	$1.4	$0.6	$10.9
Bids & Change Orders Outstanding[1]	8.3	6.1	3.5	2.4	—	20.3
Targets[2]	23.6	11.1	20.2	5.4	1.6	61.9

Total	37.5	18.6	25.5	9.2	2.2	93.1

Note: All amounts have been rounded to the nearest tenth of a billion. Individual line items may not sum to totals as a result of rounding.

[1]

There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.

[2]

Target projects are those that McDermott has identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott or at all.

2019 Guidance

McDermott is introducing guidance for 2019, based on its current portfolio of businesses. The Company expects that its first quarter of 2019 is likely to be the softest quarter of the year and that operating performance in the second half of 2019 is likely to be stronger than the first half, reflecting the cumulative benefit of the execution of newly booked backlog, cost synergies under the Combination Profitability Initiative and an expected reduction in the negative cash flow associated with the three focus projects.

Full Year 2019 Guidance

Full Year 2019 Guidance
($ in millions, except per share amounts or as indicated)
Revenues	$9.5 - 10.5B
Operating Income	$725 - $775
Operating Margin	7.0 - 8.0%
Net Interest Expense[1]	~$380
Income Tax Expense	~$65
Accretion of Redeemable Preferred Stock	~$15
Dividends on Redeemable Preferred Stock	~$36
Net Income	$250 - $275
Diluted Net Income, Per Share	$1.40 - $1.50
Diluted Share Count	~187
EBITDA[2]	$1.0 - $1.05B

Adjustment
Costs to Achieve CPI[3]	$40 - $50

Adjusted Earnings Metrics
Adjusted Operating Income[2]	$765 - $825
Adjusted Operating Margin[2]	7.5 - 8.5%
Adjusted Net Income[2]	$290 - $325
Adjusted Diluted EPS[2]	$1.65 - $1.75
Adjusted EBITDA[2]	$1.04 - $1.1B

Cash Flow & Other Metrics
Cash from Operating Activities	$(100) - $(50)
Capex	~$165
Free Cash Flow[2]	$(265) - $(215)
Cash Interest / DIC Amortization Interest	~$345 / ~$40
Cash Taxes	~$65
Corporate and Other Operating Income[4]	$(370) - $(400)
Cash, Restricted Cash and Cash Equivalents	$510 - $560
Gross Debt[5]	~$3,530
Net Working Capital	~$(1.3B)

[1]	Net interest expense is gross interest expense less capitalized interest and interest income.
[2]

The calculations of EBITDA, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted EPS, adjusted EBITDA and free cash flow, which are non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to Forecast GAAP Financial Measures.”

[3]	Costs to achieve CPI include restructuring and integration costs.
[4]

Corporate and Other Operating Income represents the operating income (loss) from corporate and non-operating activities, including corporate expenses, certain centrally managed initiatives, impairments, year-end actuarial mark-to-market pension adjustment, costs not attributable to a particular reporting segment, and unallocated direct operating expenses associated with the underutilization of marine vessels.

[5]	Ending gross debt excludes debt issuance costs and finance lease obligations.

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter 2018 results at 7:30 a.m., U.S. Central time, today. Shareholders and other interested parties are invited to listen to the call by visiting www.mcdermott-investors.com or by calling 1-706-634-2259 (Conference ID: 5780117). A presentation of supplemental financial information will be available on McDermott’s Investor Relations site at that time. A replay of the webcast will be available on McDermott’s website for seven days after the call.

About the Company

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include approximately 32,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Non-GAAP Measures

This communication includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The forecast non-GAAP measures we have presented in this communication include forecast EBITDA, adjusted operating income, adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow and adjusted EBITDA. We believe these forward-looking financial measures are within reasonable measure.

Non-GAAP measures include adjusted operating income, adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that these metrics are useful for investors to review, because they provide more consistent measures of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses each of these metrics as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

We define free cash flow as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions to our operating income, both gains and charges. We have included EBITDA and adjusted EBITDA disclosures in this communication because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow, EBITDA and adjusted EBITDA in isolation from, or as substitutes for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included in this communication.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott. These forward-looking statements include, among other things, statements about 2019 guidance, project milestones and percentage of completion and expected timetables, cost estimates on identified projects, cost recoveries and schedule-based incentives on projects, assessments and beliefs with respect to legacy CB&I projects (including the three Focus projects), the market outlook, backlog, bids and change orders outstanding, target projects and revenue opportunity pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the potential for FEEDs to convert to full EPCI awards, the contemplated sale of the U.S. pipe fabrication and tank storage businesses and the anticipated timing and total proceeds, and the use of proceeds, from those transactions, targeted savings from cost synergies and the other expected impacts of the CPI, including anticipated CPI implementation costs, the expected timing for completion of the CPI, the Company’s potential and our beliefs with respect to the combination with CB&I. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the possibility that the expected CPI savings will not be realized, or will not be realized within the expected time period; adverse changes in the markets in which McDermott operates or credit markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission, including McDermott’s annual report on Form 10-K for the year ended December 31, 2018. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contact:

Investors & Financial Media

Scott Lamb

Vice President, Investor Relations

832.513.1068

scott.lamb@mcdermott.com

Global Media Relations

Gentry Brann

Global Vice President, Communications

+1 281 870 5269

Gentry.Brann@McDermott.com

START OF APPENDIX

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months Ended Dec 31		Full Year Ended Dec 31
	2018	2017	2018	2017
	($ in millions, except per share amounts)
Revenues	$2,073	$718	$6,705	$2,985

Costs and Expenses:
Cost of operations	2,156	597	6,104	2,449
Project related intangibles amortization	41	—	83	—

Total cost of operations	2,197	597	6,187	2,449
Research and development expenses	7	2	20	5
Selling, general and administrative expenses	94	62	282	204
Other intangibles amortization	27	—	62	—
Transaction costs	3	9	48	9
Restructuring and integration costs	29	—	134	—
Goodwill impairment	2,168	—	2,168	—
Impairment loss	58	1	58	1
Other operating expenses (income), net	1	—	3	(2)

Total expenses	4,584	671	8,962	2,666

Income (loss) from investments in unconsolidated affiliates	11	(2)	13	(12)
Investment in unconsolidated affiliates-related amortization	1	—	(12)	—

Operating income (loss)	(2,499)	45	(2,256)	307

Other expense:
Interest expense, net	(89)	(11)	(259)	(63)
Other non-operating income (expense), net	(43)	7	(56)	5

Total other expense, net	(132)	(4)	(315)	(58)

Income (loss) before provision for income taxes	(2,631)	41	(2,571)	249

Income tax expense (benefit)	123	16	104	69

Non-operating loss from investments in unconsolidated affiliates	(3)	(3)	(3)	(2)

Net income (loss)	(2,757)	28	(2,678)	178

Less: Net (loss) income attributable to noncontrolling interests	14	(2)	9	(1)

Net income (loss) attributable to McDermott	(2,771)	26	(2,687)	179

Dividends on redeemable preferred stock	(3)	—	(3)	—
Accretion of redeemable preferred stock	(1)	—	(1)	—

Net income (loss) attributable to common stockholders	$(2,775)	$26	$(2,691)	$179

Net income per share attributable to common stockholders
Basic	$(15.33)	$0.28	$(17.94)	$1.97
Diluted	$(15.33)	$0.27	$(17.94)	$1.88

Shares used in the computation of net income per share:
Basic	181	91	150	91
Diluted	181	95	150	95

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three months Ended Dec 31		Full Year Ended Dec 31
	2018	2017	2018	2017
	($ in millions, except share and per share amounts)
Net income (loss) attributable to common stockholders	$(2,775)	$26	$(2,691)	$179
Weighted average common shares (basic)	181	91	150	91
Effect of dilutive securities:
Tangible equity units	—	3	—	3
Stock options, restricted stock and restricted stock units	—	1	—	1

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	181	95	150	95

Net income (loss) attributable to common stockholders
Basic	$(15.33)	$0.28	$(17.94)	$1.97
Diluted	$(15.33)	$0.27	$(17.94)	$1.88
SUPPLEMENTARY DATA
	Three months Ended Dec 31		Full Year Ended Dec 31
	2018	2017	2018	2017
	($ in millions)
Depreciation & amortization	$92	$23	$279	$101
Capital expenditures	24	22	86	119
Backlog	10,910	3,901	10,910	3,901

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS
	December 31,
	2018	2017
	(In millions, except per share amounts)
Assets
Current assets:
Cash and cash equivalents ($146 and $0 related to variable interest entities (“VIEs”))	$520	$390
Restricted cash and cash equivalents	325	18
Accounts receivable—trade, net ($29 and $0 related to VIEs)	932	328
Accounts receivable—other ($57 and $0 related to VIEs)	175	42
Contracts in progress ($144 and $0 related to VIEs)	704	621
Project-related intangible assets, net	137	—
Inventory	101	—
Other current assets ($24 and $0 related to VIEs)	139	36

Total current assets	3,033	1,435

Property, plant and equipment, net	2,067	1,666
Accounts receivable—long-term retainages	62	39
Investments in unconsolidated affiliates	452	8
Goodwill	2,654	—
Other intangibles, net	1,009	—
Deferred income taxes	—	18
Other non-current assets	163	57

Total assets	$9,440	$3,223

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$30	$24
Current portion of long-term lease obligations	8	—
Accounts payable ($277 and $0 related to VIEs)	595	279
Advance billings on contracts ($717 and $0 related to VIEs)	1,954	32
Project-related intangible liabilities, net	66	—
Accrued liabilities ($136 and $0 related to VIEs)	1,564	372

Total current liabilities	4,217	707
Long-term debt	3,393	512
Long-term lease obligations	66	1
Deferred income taxes	47	28
Other non-current liabilities	664	186

Total liabilities	8,387	1,434

Commitments and contingencies
Mezzanine equity:
Redeemable preferred stock	230	—
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 255 shares;
issued 183 and 98 shares, respectively	183	98
Capital in excess of par value	3,539	1,858
Accumulated deficit	(2,719)	(48)
Accumulated other comprehensive loss	(107)	(51)
Treasury stock, at cost: 3 and 3 shares, respectively	(96)	(96)

Total McDermott Stockholders’ Equity	800	1,761
Noncontrolling interest	23	28

Total stockholders’ equity	823	1,789

Total liabilities and stockholders’ equity	$9,440	$3,223

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2018	2017
	(In millions)
Cash flows from operating activities:
Net income	$(2,678)	$178
Non-cash items included in net income:
Depreciation and amortization	279	101
Debt issuance cost amortization	36	13
Stock-based compensation charges	44	23
Deferred taxes	21	7
Goodwill impairment	2,168	—
Other asset impairments	58	1
Actuarial pension (loss) gain	47	(5)
Other non-cash items	—	(6)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	300	91
Contracts in progress, net of Advance billings on contracts	(278)	(450)
Accounts payable	(156)	105
Other current and non-current assets	63	(22)
Investments in unconsolidated affiliates	(9)	14
Other current and non-current liabilities	34	86

Total cash (used in) provided by operating activities	(71)	136

Cash flows from investing activities:
CB&I combination consideration, net of cash acquired of $498	(2,374)	—
Purchases of property, plant and equipment	(86)	(119)
Advances related to proportionately consolidated consortiums	(241)	—
Proceeds from asset dispositions	69	56
Investments in unconsolidated affiliates	(16)	(2)

Total cash used in investing activities	(2,648)	(65)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,560	—
Repayment of debt and capital lease obligations	(545)	(235)
Debt and letter of credit issuance costs	(217)	(21)
Proceeds from issuance of redeemable preferred stock	290	—
Dividends paid to holders of redeemable preferred stock	(3)	—
Redeemable preferred stock issuance costs	(18)	—
Advances related to equity method joint ventures and proportionately consolidated consortiums	158	—
Debt extinguishment costs	(10)	—
Repurchase of common stock	(14)	(7)
Acquisition of NCI	—	(11)
Dividends paid to NCI	—	(1)

Total cash provided by (used in) financing activities	3,201	(275)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(45)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	437	(204)
Cash, cash equivalents and restricted cash at beginning of period	408	612

Cash, cash equivalents and restricted cash at end of period	$845	$408

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures. Additional reconciliations are provided in the accompanying tables.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Dec 31, 2018
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
	($ in millions)
Revenues	$1,319	$120	$417	$80	$137	—	$2,073
GAAP Operating Income (Loss)	(1,686)	(49)	72	(69)	(564)	(203)	(2,499)
GAAP Operating Margin	-127.8%	-40.8%	17.3%	-86.3%	-411.7%	—	-120.5%
Adjustments
Goodwill impairment[1]	1,485	40	—	52	591	—	2,168
Marine assets impairment[2]	—	—	—	—	—	58	58
Restructuring, Transaction & Integration Costs[3]	—	—	—	—	—	32	32

Total Non-GAAP Adjustments	1,485	40	—	52	591	90	2,258

Non-GAAP Operating Income (Loss)	$(201)	$(10)	$72	$(17)	$27	$(112)	$(241)

Non-GAAP Adjusted Operating Margin	-15.2%	-8.3%	17.3%	-21.3%	19.7%	—	-11.6%

Note: Individual line items may not sum to totals as a result of rounding.

[1]

Goodwill impairment is due in part to a change in our cost of capital and risk premium assumptions included in the discount rates utilized to derive the present value of our cash flows. The goodwill impairment was allocated to the segments based on the amount by which the carrying value of that segment exceeded its fair value.

[2]	Marine assets impairment on two vessels related to lower levels of planned future utilization.
[3]	Restructuring, transaction and integration costs associated with the Combination during the three months ended December 31, 2018.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

	Three months Ended		Full Year Ended
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
	($ in millions, except share and per share amounts)
GAAP Net Income Attributable to Common Stockholders	$(2,775)	$26	$(2,691)	$179
Less: Adjustments
Goodwill impairment[1]	2,168	—	2,168	—
Marine asset impairment[2]	58	—	58	—
Transaction costs[3]	3	9	48	9
Costs to achieve CPI[4]	29	—	134	—
Non-cash actuarial loss (gain) on benefit plans[5]	47	(5)	47	(5)
Deferred tax asset adjustment for three-year cumulative loss[6]	190	—	190	—
Tax benefit on intercompany transfer of IP7	—	—	(111)	—
Debt extinguishment costs[8]	—	—	14	—

Total Non-GAAP Adjustments	2,495	4	2,548	4
Tax Effect of Non-GAAP Changes[9]	—	—	(5)	—

Total Non-GAAP Adjustments (After Tax)	2,495	4	2,543	4

Non-GAAP Adjusted Net Income Attributable to Common Stockholders	$(280)	$30	$(148)	$183

GAAP Operating Income (Loss)	$(2,499)	$45	$(2,256)	$307
Non-GAAP Adjustments[10]	2,258	9	2,408	9

Non-GAAP Adjusted Operating Income	$(241)	$54	$152	$316

Non-GAAP Adjusted Operating Margin	-11.6%	7.5%	2.3%	10.6%
GAAP Diluted EPS	$(15.33)	$0.27	$(17.94)	$1.88
Non-GAAP Adjustments	13.78	0.05	16.95	0.04

Non-GAAP Adjusted Diluted EPS	$(1.55)	$0.32	$(0.99)	$1.92

Shares used in computation of income per share:
Basic	181	91	150	91
Diluted	181	95	150	95
Net Income Attributable to Common Stockholders	$(2,775)	$26	$(2,691)	$179
Depreciation & Amortization	92	23	279	101
Interest Expense, Net	89	11	259	63
Provision for Income Taxes	123	16	104	69
Accretion and Dividends on redeemable preferred stock	4	—	4	—

EBITDA[11]	(2,467)	76	(2,045)	412
Non-GAAP Adjustments	2,305	4	2,469	4

Adjusted EBITDA[11]	$(162)	$80	$424	$416

Cash flows from operating activities	$(285)	$—	$(71)	$136
Capital expenditures	(24)	(22)	(86)	(119)

Free cash flow	$(309)	$(22)	$(157)	$17

GAAP Revenues	$2,073	$718	$6,705	$2,985

Note: Individual line items may not sum to totals as a result of rounding.

[1]

Goodwill impairment is due in part to a change in our cost of capital and risk premium assumptions included in the discount rates utilized to derive the present value of our cash flows. The goodwill impairment was allocated to each of the segments based on the amount by which the carrying value of that segment exceeded its fair value.

[2]	Marine asset impairment on two vessels related to lower levels of planned future utilization.
[3]

Transaction costs associated with the private placement of preferred stock and warrants to purchase common stock during the three months ended December 31, 2018 and the Combination for the full year ended December 31, 2018.

[4]	Costs to achieve CPI include integration and restructuring costs.
[5]	Non-cash actuarial mark-to-market pension plan adjustment. Actuarial gains and losses are primarily driven by changes in the actuarial assumptions, discount rates and actual return on pension assets.
[6]	Adjustment relates to the impact of a full valuation allowance against net deferred tax assets as a result of the goodwill impairment, creating a three-year cumulative loss position.
[7]	Tax benefit resulting from the internal transfer of certain intellectual property rights during the second quarter of 2018 in conjunction with the Combination.
[8]

As part of financing of the Combination and establishment of new capital structure, expense recognized during the second quarter of 2018 for prepayment of our prior credit facility and senior secured notes, including a make-whole premium and the accelerated write-off of debt issuance costs.

[9]	The adjustments to GAAP Net Income have been income tax effected when included in net income based upon the respective tax jurisdictions the adjustments were incurred in.
[10]

Includes the non-GAAP adjustments described in footnotes 1 through 4 above. Adjustments to operating income do not include non-GAAP adjustments described in footnotes 5 through 9 above, as those items are not included in the computation of operating income.

[11]

We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions, both gains and charges, to our operating income as described in footnotes 1 through 4 above. We have included EBITDA and adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Full Year 2019 Guidance
($ in millions, except per share amounts or as indicated)
Revenues	$9.5 - 10.5B
Operating Income	$725 - $775
Operating Margin	7.0 - 8.0%
Costs to Achieve CPI	$40 - $50

Total Non-GAAP Adjustments	$40 - $50

Adjusted Operating Income	$765 - $825

Adjusted Operating Margin	7.5 - 8.5%
Net Income	$250 - $275
Total Non-GAAP Adjustments	$40 - $50
Tax Impact of Adjustments	~$ -

Adjusted Net Income	$290 - $325

Diluted Share Count	~187

Adjusted Diluted EPS	$1.65 - $1.75

Cash Flows from Operating Activities	$(100) - $(50)
Capital Expenditures	~$165

Free Cash Flow	$(265) - $(215)

GAAP Net Income (Loss) Attributable to Common Stockholders	$250 - $275
Add:
Depreciation and amortization	$250 - $280
Interest expense, net	~$380
Provision for taxes	~$65
Accretion of Redeemable Preferred Stock	~$15
Dividends on Redeemable Preferred Stock	~$36

EBITDA	$1.0 - $1.05B

Costs to Achieve CPI	$40 - $50

Adjusted EBITDA	$1.04 - $1.1B